Exhibit 10.3

AMENDMENT NO. 1

TO THE SPONSOR SUBSCRIPTION AGREEMENT

This AMENDMENT NO 1 TO SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of November 30, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, the “Issuer”), Novator Capital Sponsor Ltd. (“Sponsor”, “you” and the initial “Subscriber”), BB Trustees SA, as trustee of the Future Holdings Trust (the “Sponsor Guarantor”, and together with the Issuer and Sponsor, the “Parties”), and Better HoldCo, Inc., a Delaware corporation (the “Company”) and amends that certain Subscription Agreement, dated as of May 10, 2021, by and among the Issuer, the Subscriber, and the Sponsor Guarantor (the “Sponsor Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Sponsor Subscription Agreement.

WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Issuer, and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger, dated as of May 10, 2021, as amended on each of October 27, 2021 and November 8, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Issuer, Subscriber, and Sponsor Guarantor entered into the Sponsor Subscription Agreement;

WHEREAS, on the date hereof, the parties to the Merger Agreement are amending the Merger Agreement to, among other things, adjust the mix of consideration to be received by stockholders of the Company, such that 100% of such consideration will be shares of capital stock of the Issuer and to remove any cash consideration otherwise payable to such holders (such amendment, the “Merger Agreement Amendment”);

WHEREAS, simultaneously with the execution of the Merger Agreement Amendment, the Company, the Subscriber and SB Northstar LP, a Cayman Islands exempted limited partnership (“Sigma”) are entering that certain Bridge Note Purchase Agreement, dated as of the date hereof (the “Bridge Financing Agreement”), providing for the issuance of up to $750,000,000 aggregate principal amount of bridge notes that are otherwise expected to convert into Shares in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”);

WHEREAS, simultaneously with the execution of the Merger Agreement Amendment and Bridge Financing Agreement, the Issuer and Sponsor (i) are entering into this Amendment to, among other things, amend the Sponsor Base Purchase Amount to be $100,000,000, which amount will be further reduced by any funding under the Bridge Financing Agreement, and to provide for a new Total Sponsor Note Commitment (as defined below) of $100,000,000, which amount will, at the Company’s option, be funded to acquire Convertible Notes (as defined below) that will have the terms and be subject to conditions consistent with the term sheet attached as Exhibit A hereto and otherwise in accordance with definitive documentation to be entered into by such parties and (ii) have agreed to terminate that certain Redemption Subscription Agreement, dated as of May 10, 2021, by and among the Issuer and Sponsor;

WHEREAS, the Issuer and Sigma are also entering into an amendment to that certain Subscription Agreement, dated May 10, 2021 (the “PIPE Subscription Agreement”), by and among the Issuer and Sigma to, among other things, amend the Total Subscription Commitment (as defined in the PIPE Subscription Agreement) to be $750,000,000, and otherwise provide for a $750,000,000 commitment to purchase Convertible Notes, in each case contingent on no state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejecting such approval directly as a result of the Convertible Notes being included as a part thereof, or any such state regulatory authority or government-sponsored enterprise that is required to, but does not approve the incurrence of debt represented by the Convertible Notes;

WHEREAS, in accordance with Section 6.4 of the Sponsor Subscription Agreement, the Parties may amend the Sponsor Subscription Agreement by written agreement in the form of this Amendment; and

WHEREAS, in accordance with Section 7.10(a) of the Merger Agreement, the Company has approved this Amendment, and each of the foregoing agreements and amendments.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Sponsor Subscription Agreement.

2.    Amendments. The Parties acknowledge and agree that:

(i)    The definition of “Redemption Subscription Agreement” is hereby removed from the Sponsor Subscription Agreement.

(ii)    Section 1.1 (Subscription—Sponsor Purchase Amount) of the Sponsor Subscription Agreement is hereby amended and restated as follows:

1.1    Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock with an aggregate value equal to $100,000,000 (the “Sponsor Base Purchase Amount”), minus the aggregate principal amount of any bridge notes funded by the Subscriber under the Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, the Issuer, and the other purchasers party thereto (the “Bridge Financing Agreement” and such amount, the “Bridge Financing Amount”) (the Sponsor Base Purchase Amount reduced by the Bridge Financing Amount being the “Sponsor Purchase Amount”), at the per share purchase price of $10.00 for each share of the Class A common stock (the “Per Share Price”) (such shares of Class A common stock, the “Shares”) on the Closing Date.

(iii)    The following text is hereby added as Section 1.3 of the Sponsor Subscription Agreement:

1.3    Additional Note Commitment.

(a)    In addition, Subscriber irrevocably agrees to purchase $100,000,000 (the “Total Sponsor Note Commitment”) aggregate principal amount of convertible promissory notes of the Issuer, convertible into shares of Class A common stock on such terms as set forth on Exhibit A hereto and any other terms mutually agreed by the Issuer, the Company and Subscriber, all acting in good faith (“Convertible Notes”), minus (i) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) that is attributable to investments in the Issuer made by investors in Subscriber or in funds affiliated with or related to Subscriber or such investors (for the avoidance of doubt, not including Sigma or any of its affiliates under the PIPE Subscription Agreement) and (ii) 13.33% of any other amount of cash received by the Issuer at the Closing from its Trust Account (other than amounts attributable to investments in the Issuer made by Sigma or other investors as contemplated by the PIPE Subscription Agreement) (the Total Note Commitment, less the amounts in (i) and (ii), being the “Sponsor Note Subscribed Amount”).

(b)    The closing for the Convertible Notes shall occur on a date (the “Closing Date”) that is no later than forty-five (45) days following the date of the closing of the Transactions. The Company shall send the Sponsor and Sigma a notice at least five (5) Business Days prior to the Closing Date specifying the amount of funding the Company intends to draw down on the Closing Date and the corresponding amount of Convertible Notes to be issued on the Closing Date. Subject to certain limitations, the Company shall have the option in its sole discretion not to draw down the entire funding on the Closing Date. There shall be no conditions to closing for any draw on the Closing Date other than those specified under the heading “Conditions Precedent” in Exhibit A hereto. For the avoidance of doubt, under no circumstance shall the Company be obligated to draw down on the Total Sponsor Note Commitment or the Total Note Commitment (as such term is defined in the PIPE Subscription Agreement).

(c)    For the avoidance of doubt, in no event shall Subscriber be obligated to purchase an aggregate principal amount of Convertible Notes in excess of the Sponsor Note Subscribed Amount. The Subscriber, Issuer and the Company shall prepare, negotiate and execute definitive documentation reflecting the terms of the Convertible Notes in the next forty-five (45) days unless otherwise agreed by the parties. For the avoidance of doubt, if the parties are unable to agree on any additional terms of the Convertible Notes, the Convertible Notes shall have the terms set forth on Exhibit A, and it shall not be a condition to issuance of the Convertible Notes that any further terms be agreed.

(iv)    The following text is hereby added as Section 1.4 of the Sponsor Subscription Agreement:

1.4    Notwithstanding the foregoing, in the event that any state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejects approval of the Transactions directly as a result of the Convertible Notes being included as a part thereof, or if any such state regulatory authority or government-sponsored enterprise is required to, but does not approve the incurrence of debt represented by the Convertible Notes, then (i) the “Sponsor Base Purchase Amount” shall be equal to $166,666,666.67 minus (A) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) that is attributable to investments in the Issuer made by investors in Subscriber or in funds affiliated with or related to Subscriber or such investors (for the avoidance of doubt, not including Sigma or any of its affiliates under the PIPE Subscription Agreement) and (B) 13.33% of any other amount of cash received by the Issuer at the Closing from its Trust Account (other than amounts attributable to investments in the Issuer made by Sigma or other investors as contemplated by the PIPE Subscription Agreement) and (ii) there shall be no Total Sponsor Note Commitment.

(v)    Sections 2.2.3 (Issuer’s Representations, Warranties and Agreements—Required Approvals), 6.1 (Further Assurances) and 6.3 (Entire Agreement) of the Sponsor Subscription Agreement are hereby modified and amended by deleting each instance of the text “the Redemption Subscription Agreement,” therein.

(vi)    The following sentence is hereby added to Section 7.2 (Trust Account Waiver) as the second to last sentence of that section:

For the avoidance of doubt, under no circumstance shall the Trust Amount (as defined in the Merger Agreement) be deemed to include any amounts received by the Issuer and funded in the Trust Account pursuant to this Sponsor Subscription Agreement (including pursuant to the Sponsor Purchase Amount and the Total Sponsor Note Commitment), the PIPE Subscription Agreement and the Bridge Financing Agreement.

(vii)    Exhibit A attached hereto is hereby added to the Sponsor Subscription Agreement as Exhibit A to the Sponsor Subscription Agreement.

3.    No Other Amendments to the Sponsor Subscription Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Sponsor Subscription Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Sponsor Subscription Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Sponsor Subscription Agreement remain unchanged and continue in full force and effect.

4.    Miscellaneous. The provisions of Sections 6.2 – 6.17 (inclusive) of the Sponsor Subscription Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan Title: Chief Investment Officer

SPONSOR:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou Title: Director

SPONSOR GUARANTOR:

BB TRUSTEES SA, AS TRUSTEE OF THE FUTURE HOLDINGS TRUST

By:	/s/ Arnaud Cywie
Name: Arnaud Cywie Title: Director

By:	/s/ Jan Rottiers
Name: Jan Rottiers Title: Director

[Signature Page to Amendment No. 1 to the Sponsor Subscription Agreement]

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Sponsor Subscription Agreement]

Accepted and agreed this 30th day of November, 2021.

SUBSCRIBER:

NOVATOR CAPITAL SPONSOR LTD.	Signature of Joint Subscriber, if applicable:

By: /s/ Pericles Spyrou	By:
Name: Pericles Spyrou	Name:
Title: Director	Title:

Date: November 30, 2021
Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

10,000,000

Sponsor Purchase Amount: $100,000,000

Exhibit A

Convertible Notes Term Sheet

See attached.

Dated November 30, 2021

Better HoldCo, Inc.

SENIOR SUBORDINATED UNSECURED CONVERTIBLE

PROMISSORY NOTES TERM SHEET

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”). For purposes of this term sheet, Novator Capital Sponsor Ltd. is referred to as the “Sponsor” and SB Northstar LP is referred to as “SB” (and SB and Sponsor together are referred to as the “Investors”).

Issuer:	The Acquiror

Title of Securities:	1.0% senior subordinated unsecured convertible promissory note, due 2027 (the “Notes”)

Aggregate Principal Amount:	$750,000,000, subject to a dollar-for-dollar reduction for any proceeds from Acquiror’s trust that are released to the Company at the closing of the Transactions (other than amounts released to the Company relating to the Sponsor and SB subscription agreements)

Funding	The Notes will be funded by the Investors at the Closing as set forth under the heading “Closing”

Subordination	The Notes are subordinated in right of payment (pursuant to subordination provisions and the intercreditor agreement referred to below) to the prior payment in full of all amounts under senior or secured obligations of the Company or its subsidiaries, including the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, by and among the Company, certain of its subsidiaries, Biscay GSTF III, LLC, and the lenders party thereto from time to time (the “Guggenheim Senior Facilities”).

Guarantors	Substantially all of the existing and futures subsidiaries of the Company (other than regulated mortgage and insurance subsidiaries) that guarantee the Guggenheim Senior Facilities

Interest Rate	The Notes will bear interest on a 30/360 day count basis, payable semiannually on a PIK basis (or at the Company’s option, in cash), at an interest rate of 1.0% per annum.

Closing	Closing will occur on a date that is within 45 days of the closing of the Transactions (the “Closing Date”). There shall only be one (1) Closing Date.

Such funding will be made by the Investors in proportion to their commitments in respect of the Aggregate Principal Amount of Notes. Subject to certain limitations, the Company shall have the option not to draw down the entire funding on the Closing Date. The only conditions precedent to closing on the Closing Date shall be as set forth under the heading “Conditions Precedent” below. In no circumstance shall the Company be obligated to draw down on the commitments.

Notice	The Company shall send the Investors a notice at least 5 Business Days prior to the Closing Date of the amount of funding the Company intends to drawn down and the amount of Notes to be issued on the Closing Date.

Maturity Date	All principal and accrued but unpaid interest on each of the Notes will become due and payable 5 years from the date of issuance.

Optional Prepayment	The Notes may not be voluntarily prepaid. Notwithstanding the foregoing, the Notes may be redeemed at the option of the Company (the “Early Redemption”), at a redemption price of 115% of par plus accrued interest in cash, at any time if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, whether or not consecutive, during any 30 consecutive trading day period (including on the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice of optional redemption. The Notes are entitled to conversion following a notice of redemption, with a customary make-whole adjustment calculated in accordance with a customary public company-style grid.

Mandatory Prepayment	If the Company undergoes a “fundamental change” (defined using the SoFi convertible notes as a precedent), then the Company shall redeem the Notes at a repurchase price of 100% of principal amount plus accrued and unpaid interest. For the avoidance of doubt, all mandatory prepayment requirements applicable to the Notes will be subordinated to obligations under the Company’s senior and/or secured debt or warehouse facilities from time to time (including, the Guggenheim Senior Facilities), subject to and in accordance with the terms set forth under “Subordination and Intercreditor Provisions” below.

Conversion	The Investors shall, at any time on or after the first anniversary of the closing of the Transactions, have the option to cause a full or partial conversion of the principal amount of the Notes and accrued but unpaid interest to be converted into shares of the Company’s publicly-traded common stock. Upon conversion, each $1,000 of principal and applicable accrued and unpaid interest through the date of conversion shall entitle the holder of the Note to receive a number of shares equal to (a) $1,000 divided by (b) subject to the following sentence, a dollar amount equal to a 115% of the average Daily VWAP over the 20 VWAP Trading Days immediately prior to the first anniversary of the closing of the Transactions (such amount in (b), the “Conversion Price”).

If the average Daily VWAP referred to above is less than $8, for purposes of the calculations above the VWAP shall be $8.00 and if the average Daily VWAP is greater than $12.00, for purposes of the calculation above the VWAP shall be $12.00.

For purposes of this provision, “Daily VWAP” shall mean for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[insert ticker] <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Trading Day” shall a day on which (A) there is no VWAP Market Disruption Event (to be customarily defined); and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

The Conversion Rate shall be adjusted pursuant to customary anti-dilution adjustments (with reference to the Documentation Principles) to be agreed by the parties, including, subject to certain customary exceptions, upon the declaration of stock dividends, splits and combinations; the issuance of certain rights, options and warrants; the occurrence of certain spin-offs and distributed property; payment of cash dividends or distributions, tender offers or exchange offers.

The Notes are not convertible at the Company’s option. The Company shall have the option to settle conversion in either cash, stock or a mixture of cash and stock in its sole discretion.

The Notes will also be convertible upon customary events, such as a fundamental change or common stock change, in accordance with the Documentation Principles. In the event the Notes become convertible prior to the first anniversary of the closing of the Transactions, the Conversion Price will be deemed to be $11.50 (subject to any applicable adjustment).

Conversions of the Notes will be subject to a customary make-whole adjustment in the event of customary make-whole fundamental change events, in accordance with the Documentation Principles.

Additional Financing	The Company shall have the right to obtain other sources of funding, whether via public market financing or otherwise (the “Additional Financing Arrangement”), and such Additional Financing Arrangement shall not, unless otherwise agreed, reduce the Investors’ total commitment amount for the Notes, which commitment amount shall remain available for the Company to draw upon throughout the funding term specified in the definitive documentation for the purchase of the Notes.

Covenants	Customary covenants limited to continuation of Exchange Act reporting post-Transaction Closing, maintenance of corporate existence, limitation on mergers/consolidations/sale of all or substantially all assets, and similar matters, in accordance with the Documentation Principles.

Conditions Precedent

Limited to delivery of the Notes to the Investors, against payment therefor, no defaults, confirmation of corporate authority, no third-party consents and no violations of organizational documents, material contracts or applicable law. Notwithstanding anything to the contrary herein, subject to (1) closing of the Transactions, (2) compliance with the terms of Section 1.3(b) of the Sponsor Subscription Agreement and Section 1.4(b) of the PIPE Subscription Agreement, as applicable, and (3) Section 1.4 of the Sponsor Subscription Agreement and Section 1.5 of the PIPE Subscription Agreement, as applicable, there shall be no conditions precedent to drawdown on the Closing Date other than those set forth in the immediately preceding sentence.

Events of Default	Payment related defaults, failure to comply with obligations in connection with conversion or redemptions, failure to comply with merger/consolidation/sale of all or substantially all assets limitations, failure to comply with other obligations under the indenture subject to a grace period, cross default at a level equal to $100,000,000 and certain bankruptcy related events, consistent with the definitions in accordance with the Documentation Principles.

Subordination and Intercreditor Provisions	At the request of the Company, the Investors (in their capacity as holders of the Notes) shall enter into a customary New York law governed subordination agreement on terms customary for deeply subordinated junior indebtedness and Investors (in their capacity as holders of the Notes) shall negotiate in good faith such agreement with the applicable senior lenders from time to time, including the following provisions:

•	the Notes shall be subordinated in right of payment to senior debt on customary terms, including that any payments on the Notes are subject to the absence of a default;

•	any enforcement actions in respect of the Notes shall be subject to a 270-day standstill; and

•	such other provisions as the applicable senior lenders may reasonably request.

Transfers and Assignments	Holders of the Notes shall have the right to transfer all or a part of the Notes as follows: (i) to any affiliate of such holder, without the Company’s consent, (ii) without the Company’s consent, to any non-affiliate transferees who (A) individually do not, and following such transfer will not, own more than 20% of the total principal amount of Notes then-outstanding and (B) agree in writing to refrain from certain trading activities during, or with respect to, the valuation period for establishing the Conversion Price for the Notes (in a form to be agreed by the parties and included in the Notes), (iii) with the Company’s consent (such consent not to be unreasonably withheld or delayed), and (iv) without the Company’s consent, to the extent a payment Event of Default is continuing; provided that any such transfer is done in compliance with a valid exemption under the Securities Act of 1933, as amended, and all other applicable federal state and other securities laws. Under no circumstances will the Company be required to make the Notes eligible for trading through the facilities of The Depository Trust Company.

Documentation Principles	Except as specifically set forth in this term sheet, the Notes shall have terms set out in the SoFi Technologies, Inc. 0.00% convertible senior notes due 2026.

Registration Rights	The Investors shall have demand and shelf registration rights with respect to any shares issued as a result of conversion of the Notes on the same terms as contemplated by the Registration Rights Agreement attached to the Merger Agreement.

Governing Law	State of New York